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                            Schedule 16 Calculations

                       WARBURG PINCUS HEALTH SCIENCES FUND
                   For the period inception to April 30, 1997


Common Shares

         Aggregate Total Return with waivers:
                   ((9.820 - 10,000)/10,000) = -1.80

         Aggregate Total Return without waivers:
                   ((9.760 - 10,000)/10,000) = -2.40%